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Exhibit 10.11

AMENDMENT NO. 1
TO
REINSURANCE AND POOLING AGREEMENT

        WHEREAS, Zenith Insurance Company ("Zenith"), CalFarm Insurance Company ("CalFarm"), ZNAT Insurance Company ("ZNAT"), and Zenith Star Insurance Company ("Zenith Star") have previously entered into a Reinsurance and Pooling Agreement effective October 1, 1993; and

        IN CONSIDERATION of the premises, Zenith, CalFarm, ZNAT, and Zenith Star agree as follows:

        Article IX is deleted and replaced by the following new provision:

  "IX.
  Statutory Insolvency Provisions.

        In the event of the insolvency or the appointment of a liquidator, receiver of other statutory successor of any Company ceding reinsurance hereunder, any amount due the other Company as a ceding part shall be payable by the accepting party, immediately upon demand, on the basis of the liability of the ceding party under the contract or contracts reinsured without diminution because of the insolvency of the ceding party or because such liquidator, receiver or other statutory successor has failed to pay all or a portion of any claims. Payments by the accepting party shall be made directly to the ceding party or to the liquidator, receiver or statutory successor, except (a) where the contract specifically provides another payee of such reinsurance in the event of the insolvency of the ceding party, and (b) where the accepting party with the consent of the direct insured or insureds has assumed such policy obligations of the ceding party as direct obligations of the accepting party to payees under such policies in substitution for the obligations of the ceding party to such payees.

        The liquidator or receiver or statutory successor of the ceding party shall give written notice to the accepting party of the pendency of any claim against the insolvent ceding party on the contract or contracts reinsured within a reasonable time after such claim is filed in the insolvency proceeding. During the pendency of such claim, the accepting party may investigate the claim and interpose, at its own expense, in the proceeding where the claim is to be adjudicated any defense or defenses which it may deem available to the ceding party or its liquidator or receiver of statutory successor. The expenses thus incurred by the accepting party shall be chargeable subject to court approval against the insolvent ceding party as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the ceding party solely as a result of the defense undertaken by the accepting party."

        IN WITNESS WHEREOF, each of the undersigned parties has caused this Amendment No. 1 to the Reinsurance and Pooling Agreement to be executed on its behalf, on this 25th day of January, 1995.

ZENITH INSURANCE COMPANY

/s/ JOHN J. TICKNER JOHN J. TICKNER Secretary	By:	/s/ STANLEY R. ZAX STANLEY R. ZAX President

CALFARM INSURANCE COMPANY

/s/ JOHN J. TICKNER JOHN J. TICKNER Secretary	By:	/s/ FREDRICKA TAUBITZ FREDRICKA TAUBITZ Senior Vice President

ZNAT INSURANCE COMPANY

/s/ JOHN J. TICKNER JOHN J. TICKNER Secretary	By:	/s/ STANLEY R. ZAX STANLEY R. ZAX President

ZENITH STAR INSURANCE COMPANY

/s/ JOHN J. TICKNER JOHN J. TICKNER Secretary	By:	/s/ STANLEY R. ZAX STANLEY R. ZAX President

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AMENDMENT NO. 1 TO REINSURANCE AND POOLING AGREEMENT